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Exhibit 5.4

To:
Huntsman Advanced Materials LLC
500 Huntsman Way
Salt Lake City, UT 84108
United States of America

Luxembourg, 4 April 2005

76976-00017 LU:258030.3

Registration Statement on Form S-4 (File No. 333-115 344)

Ladies and Gentlemen,

        We have acted as special legal advisers in the Grand-Duchy of Luxembourg (Luxembourg) to Vantico Group S.A., a limited liability company (société anonyme) organised under the laws of Luxembourg, having its registered office at 58, rue Charles Martel in L-2134 Luxembourg, registered with the Luxembourg Trade and Companies Registry under the number B 72.959 (Vantico Group) and Vantico International S.à r.l., a private limited liability company (société à responsabilité limitée, formerly a société anonyme) organised under the laws of Luxembourg, having its registered office at 58, rue Charles Martel in L-2134 Luxembourg, registered with the Luxembourg Trade and Companies Registry under the number B 72.960 (Vantico International, collectively with Vantico Group, the Luxembourg Companies), in connection with:

  (1)
  an indenture governed by New York law dated as of 30 June 2003 between, inter alia, Huntsman Advanced Materials LLC (Huntsman) as Issuer, and Wells Fargo Bank Minnesota, National Association as Trustee (each as defined therein), pursuant to which, among others, the notes issued by Huntsman are guaranteed by each of the Luxembourg Companies (the Indenture);

  (2)
  a guarantee governed by New York law dated as of 30 June 2003 executed by Vantico Group pursuant to the Indenture (the Guarantee by Vantico Group); and

  (3)
  a guarantee governed by New York law dated as of 30 June 2003 executed by Vantico International pursuant to the Indenture (the Guarantee by Vantico International).

        Unless otherwise indicated, capitalised terms used but not defined herein shall have the respective meanings set forth in the Indenture.

1.     BASIS OF THE OPINION

        For the purpose of this opinion, we have reviewed the copies of the following documents:

  (a)
  a PDF copy of the Indenture;

  (b)
  a PDF copy of the Guarantee by Vantico Group;

  (c)
  a PDF copy of the Guarantee by Vantico International;

  (d)
  a PDF copy of the Registration Statement on Form S-4 (File No 333-115 344) filed by Huntsman with the Securities and Exchange Commission;

  (e)
  a PDF copy of Amendment No. 2 to the Registration Statement on Form S-4 (Registration No 333-115 344) filed by Huntsman with the Securities and Exchange Commission (the Amended Registration Statement)

  (f)
  a copy of the updated articles of association of Vantico Group dated June 30, 2003 and a copy of the extraordinary general meeting of the shareholders of Vantico Group dated 30 June 2003 resolving, inter alia, upon the increase of Vantico Group's share capital (the Articles of Vantico International);

  (g)
  a copy of the updated articles of association of Vantico International dated 30 June 2003 and a copy of the resolutions of the extraordinary general meeting of the shareholders of Vantico International resolving, inter alia, upon the change of the company form of Vantico International to a société à responsabilité limitéee (the Articles of Vantico International);

  (h)
  (i) a copy of the minutes of the resolutions of the board of directors of Vantico Group dated 29 June 2003 resolving, inter alia, upon the entry into and performance of the Agreements (as defined below) to which Vantico Group is expressed to be a party and authorising any one of Vantico Group's directors and of the Agents (as defined therein) to execute, deliver and take any action necessary or useful to the negotiation, execution, delivery and performance of the Agreements to which Vantico Group is expressed to be a party and (ii) a copy of the minutes of the resolutions of the board of directors of Vantico Group, taken by the newly appointed board members of Vantico Group, dated 1 July 2004, resolving, inter alia, to ratify the entry into and performance of the Agreements to which Vantico Group is expressed to be a party (collectively, the Resolutions of Vantico Group);

  (i)
  (i) a copy of the minutes of the resolutions of the board of directors of Vantico International, dated 29 June 2003, resolving, inter alia, upon the entry into and performance of the Agreements to which Vantico International is expressed to be a party and authorising any one of Vantico International's directors and of the Agents (as defined therein) to execute, deliver and take any action necessary or useful to the negotiation, execution, delivery and performance of the Agreements to which Vantico International is expressed to be a party and (ii) a copy of the minutes of the resolutions of the board of managers of Vantico International, taken by its newly appointed board members, dated 1 July 2004, resolving, inter alia, to ratify the entry into and performance by Vantico International of the Agreements to which Vantico International is expressed to be a party (collectively, the Resolutions of Vantico International);

  (j)
  an excerpt from the Luxembourg Trade and Companies Registry in respect of Vantico International and an excerpt from the Luxembourg Trade and Companies Registry in respect of Vantico Group, each dated 27 April 2004; and

  (k)
  a certificate in respect of Vantico Group and a certificate in respect of Vantico International, both issued by the 2nd section of the District court of Luxembourg, entrusted with commercial matters (greffe de la 2ème chambre du Tribunal d'Arrondissement de et à Luxembourg, chargée des affaires commerciales) on 31 March 2005, according to which there are inter alia no records regarding a bankruptcy adjudication against any of the respective Luxembourg Companies (the Certificates).

        The documents mentioned under 1.(a) to 1.(c) shall be hereinafter collectively referred to as the Agreements.

2.     ASSUMPTIONS

        Save as aforesaid we have not been instructed to undertake and have not undertaken any enquiry or due diligence in relation to the transaction, which is the subject of this legal opinion. This opinion is given only as to facts and circumstances existing at the date hereof and known to us as to the laws of Luxembourg as the same are in force and published at the date hereof. In giving this legal opinion, we have assumed, with your consent, and we have not verified independently:

              i.  the genuineness of all signatures, stamps and seals, the conformity to the originals and completeness of all the documents submitted to us as certified, photostatic or faxed or e-mailed copies or specimens and the authenticity of the originals of such documents;

             ii.  that the principal places of business (principal établissement) and the centre of main interests (centre des intérêts principaux) of each of the Luxembourg companies are located at their registered offices (sièges statutaires) in Luxembourg;

            iii.  that the entry into the Agreements to which the Luxembourg Companies are expressed to be a party (and any documents in connection therewith) will directly or indirectly benefit Vantico International and Vantico Group;

            iv.  that the Resolutions of Vantico Group have not been revoked or voided and are still in force as of the date of this legal opinion; and

             v.  that the Resolutions of Vantico International have not been revoked or voided and are still in force as of the date of this legal opinion.

        We do not express any opinion herein as to, nor have we investigated for the purposes of this legal opinion, the laws of any jurisdiction other than Luxembourg. Further, it is assumed that no foreign laws (including foreign conflict of laws rules and private international laws), which may apply with respect to the Agreements or any of the transactions and matters contemplated thereby would be such as to affect any of the conclusions stated in this legal opinion.

3.     OPINION

        Based upon, and subject to, the assumptions made above and the qualifications set out below and subject to any matters not disclosed to us, we are of the opinion that, under the laws of Luxembourg in effect, and as construed and applied by the Luxembourg courts, on the date hereof:

          1.     Vantico Group is a duly incorporated limited liability company (société anonyme) validly existing under the laws of Luxembourg for an unlimited duration.

          2.     Vantico International is a duly incorporated limited liability company (société à responsabilité limitée) validly existing under the laws of Luxembourg for an unlimited duration.

          3.     The Luxembourg Companies have the capacity, corporate power and authority under the laws of Luxembourg to enter into, execute and deliver the Agreements to which they are expressed to be a party and to perform their obligations thereunder and have duly authorised the execution, delivery and performance of the Agreements to which they are expressed to be party.

          4.     Each of the Luxembourg Companies has the power to own its assets and to carry on its business as it is now being conducted.

          5.     The Agreements to which Vantico Group is expressed to be a party have been validly executed and delivered by Vantico Group.

          6.     The Agreements to which Vantico International is expressed to be a party have been validly executed and delivered by Vantico International.

          7.     Each of the Luxembourg Companies has taken all necessary corporate action to execute and deliver the Agreements to which it is expressed to be a party.

          8.     The execution and delivery by the Luxembourg Companies of the Agreements to which they are expressed to be a party, do not contravene any applicable law or regulation of Luxembourg in application at the date of this legal opinion and do not contravene or constitute a breach of their respective articles of association.

          9.     The Certificates revealed on 31 March 2005, no (i) records regarding a bankruptcy adjudication against any of the respective Luxembourg Companies, (ii) filing for moratorium or reprieve from payment (sursis de paiement), (iii) controlled management (gestion contrôlée), (iv) general settlement or composition with creditors (concordat préventif de faillite) any actions for a compulsory liquidation of any of the respective Luxembourg Companies or (v) an appointment of a liquidator or a similar officer over or winding up of any of the respective Luxembourg Companies.

4.     QUALIFICATIONS

        The above opinions are subject to the following qualifications:

  (a)
  This legal opinion speaks as of this date and we undertake no obligation to update it or advise of changes occurring at any time hereafter. We express no opinion as to any matters other than those expressly set forth herein (i.e., we express no opinion other than on the corporate existence and the corporate capacity of the Luxembourg Companies to execute the Agreements to which they are expressed to be a party), and no opinion is, or may be, implied or inferred herefrom.

  (b)
  The opinions expressed in paragraphs 3.1 and 3.2 above are subject to the following qualifications:

  i.
  that a search at the Luxembourg Trade and Companies Registry and/or at the clerk's office of the Luxembourg district court (sitting in commercial matters) is not necessarily capable of conclusively revealing whether or not a winding-up petition or a petition for the making of an administration or bankruptcy order or similar action has been presented; and

  ii.
  that the corporate documents (including, but not limited to, a notice of a winding-up order or resolution, notice of the appointment of a receiver, manager, administrator or administrative receiver) may not be held at the Trade and Companies Registry and/or at the clerk's office of the Luxembourg district court (sitting in commercial matters) immediately and that there may be a delay in the relevant notice appearing on the files of the relevant company being the object of the search.

        This legal opinion is given on the express basis, accepted by you, that this legal opinion and all rights, obligations or liability in relation to it are governed by, and shall be construed in accordance with, Luxembourg law and that any action or claim in relation to it can only be brought before the courts of Luxembourg.

        Luxembourg legal concepts are expressed in English terms and not in their original French or German terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. It should be noted that there are always irreconcilable differences between languages making it impossible to guarantee a totally accurate translation or interpretation. In particular, there are always some legal concepts, which exist in one jurisdiction and not in another, and in those cases it is bound to be difficult to provide a completely satisfactory translation or interpretation because the vocabulary is missing from the language. We accept no responsibility for omissions or inaccuracies to the extent that any are attributable to such factors.

        Stoel Rives LLP is authorized to rely upon the foregoing opinion in its capacity as legal counsel to Huntsman and in connection with the rendering of its opinion to Huntsman dated the date hereof as fully as if this opinion were addressed to it.

        We hereby consent to the filing of this opinion as an exhibit to the Amended Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulation of the Securities and Exchange Commission issued thereunder.

Yours faithfully,

ALLEN & OVERY
LUXEMBOURG

/s/ Marc Feider

Marc Feider

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  Exhibit 5.4